EXHIBIT 99.1

          Qualstar Reports Fiscal 2007 Second Quarter Results


    SIMI VALLEY, Calif.--(BUSINESS WIRE)--Feb. 14, 2007--Qualstar(R) Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions, today reported financial results for the second quarter of fiscal 2007 ended December 31, 2006.

    Revenues for the quarter were $5.3 million, compared to $5.7 million for the same quarter of the prior year. Loss from operations for the quarter was $817,000 compared to $455,000 for the comparable prior year period. Net loss for the quarter totaled $446,000, or $(0.04) per basic and diluted share compared to a net loss of $189,000, or $(0.02) per basic and diluted share, in the second quarter of last year.

    Tape library segment revenues decreased to $4.4 million for the quarter from $5.1 million for the same quarter of the prior year. The decrease of $711,000, or 13.9% is due to lower TLS and RLS tape library and drive revenues partially offset by revenues from the Company's new XLS enterprise libraries, and higher service and media revenues.

    Power supply segment revenues increased to $866,000 for the quarter from $561,000 for the same quarter of the prior year. The increase of $305,000, or 54.4% is due to growth in both sales to OEM contract manufacturers and distributors.

    Gross margin in the quarter was 30.9 percent, compared to 33.8 percent in the year-ago quarter.

    Research and development expenses for the quarter were $756,000, or 14.3 percent of revenues, relatively unchanged from $762,000, or
13.4 percent of revenues, in the same quarter last year.

    Sales and marketing expenses in the quarter were $883,000, or 16.7 percent of revenues, compared to $715,000, or 12.6 percent of revenues, in the same quarter last year. The increase in sales and marketing expenses was attributed primarily to increased advertising and promotion expenses associated with the Company's XLS launch.

    General and administrative expenses in the quarter were $812,000, or 15.4 percent of revenues, compared to $900,000, or 15.8 percent of revenues, for the second quarter of fiscal 2006.

    Cash, cash equivalents and marketable securities were $33.5 million at December 31, 2006, compared with $33.7 million at June 30, 2006. Days sales outstanding (DSOs) were approximately 53 days at December 31, 2006, compared to approximately 50 days at June 30, 2006. Inventory at December 31, 2006 was $6.5 million compared to $7.3 million at June 30, 2006.

    "I am encouraged by our second quarter results, which were driven by sequential quarter top line growth from our new XLS enterprise class tape library family and power supply business along with higher media and service revenues," said Bill Gervais, president and chief executive officer of Qualstar. "We believe the strength of our core library business was enhanced by the new compliance-driven data retention regulations that went into effect at the end of 2006. The Company also benefited from initial shipments of automation products utilizing Sony's new AIT-5 tape technology, which commenced late in the quarter."

    Mr. Gervais continued, "The XLS product line continued to gain momentum with XLS shipments increasing to five units in the second quarter from three in the previous period. We are encouraged by the level of interest expressed by an expanding list of potential XLS customers who are excited by its affordability and modular design that offers new levels of functionality and scalability to meet increasing storage requirements. In addition, our power supply business also demonstrated solid performance with revenues increasing 10 percent sequentially and 54 percent from the same period last year."

    Mr. Gervais concluded, "At current operating expense levels, we believe Qualstar crosses over to profitability at a revenue run rate of approximately $6 million per quarter. We are focused on achieving this financial milestone by providing customers with the industry's most reliable and cost-effective tape-based storage solutions and highly efficient power supplies."

    Fiscal 2007 Six-Month Financial Results

    Qualstar reported revenues of $9.9 million for the first six months of fiscal 2007, compared with $11.8 million for the first six months of fiscal 2006. The Company's net loss for the first six months of fiscal 2007 was $1.0 million or $(0.08) per basic and diluted share, compared with a net loss of $400,000, or $(0.03) per basic and diluted share, in the first six months of fiscal 2006.

    Qualstar Corporation Conference Call

    Company management will hold a conference call to discuss its fiscal 2007 second quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the "Investors" section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 800-240-2134 or 303-262-2211. An audio replay will be available through February 21, 2007, by calling 800-405-2236 or 303-590-3000, and entering passcode 11083912.

    About Qualstar Corporation

    Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide by selected Value Added Resellers, Systems Integrators, Distributors and Original Equipment Manufacturers. Qualstar also designs, manufactures and sells ultra small, high efficiency open-frame switching power supplies under the "N2Power" brand name to OEMs. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include whether the Company's new XLS enterprise-class tape libraries achieve customer acceptance, whether the Company is able to increase sales of its legacy TLS and RLS tape libraries, unexpected shortages of critical components, unexpected product design or quality problems, and adverse changes in market demand for tape libraries or Qualstar's products. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.




                         QUALSTAR CORPORATION
           CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)
                             (UNAUDITED)

                                 Three Months Ended  Six Months Ended
                                    December 31,       December 31,
                                    2006     2005     2006     2005
                                 -------------------------------------

Net Revenues                         $5,283  $5,689   $9,942  $11,791

Cost of goods sold                    3,649   3,767    7,006    7,965
                                 -------------------------------------

Gross profit                          1,634   1,922    2,936    3,826
                                 -------------------------------------

Operating expenses:
       Research and Development         756     762    1,507    1,481
       Sales and marketing              883     715    1,650    1,472
       General and administrative       812     900    1,556    1,810
                                 -------------------------------------
            Total operating
             expenses                 2,451   2,377    4,713    4,763
                                 -------------------------------------

Loss from operations                   (817)   (455)  (1,777)    (937)

Investment Income                       371     266      752      537
                                 -------------------------------------

Loss before income taxes               (446)   (189)  (1,025)    (400)

Provision for income taxes                -       -        -        -
                                 -------------------------------------

Net loss                              $(446)  $(189) $(1,025)   $(400)
                                 =====================================

Loss per share:
        Basic                        $(0.04) $(0.02)  $(0.08)  $(0.03)
                                 =====================================
        Diluted                      $(0.04) $(0.02)  $(0.08)  $(0.03)
                                 =====================================

Shares used to compute loss per
 share:
        Basic                        12,253  12,253   12,253   12,253
                                 =====================================
        Diluted                      12,253  12,253   12,253   12,253
                                 =====================================





                         QUALSTAR CORPORATION
                CONSOLIDATED CONDENSED BALANCE SHEETS
                            (In thousands)


                                               December 31, June 30,
                                                   2006        2006
                                                (Unaudited)  (Audited)
                                               ------------ ----------
                    ASSETS
Current assets:
      Cash and cash equivalents                     $5,886     $6,845
      Marketable securities, short-term             17,765     14,040
      Receivables, net of allowances of $150
       and $118 at December 31, 2006, and June
       30, 2006, respectively                        3,053      2,700
      Inventories, net                               6,507      7,298
      Prepaid expenses and other current
       assets                                          496        511
      Prepaid income taxes                             166        159
                                               ------------ ----------

                   Total current assets             33,873     31,553
                                               ------------ ----------

Property and equipment, net                            746        924
Marketable securities, long-term                     9,814     12,782
Other assets                                           116        140
                                               ------------ ----------

                   Total assets                    $44,549    $45,399
                                               ============ ==========

     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                     $873       $783
 Accrued payroll and related liabilities               422        466
 Other accrued liabilities                           1,135      1,292
                                               ------------ ----------

   Total current liabilities                         2,430      2,541
                                               ------------ ----------

Commitments and contingencies
Shareholders' equity:
  Preferred stock, no par value; 5,000 shares
   authorized; no shares issued                         --         --
   Common stock, no par value; 50,000 shares
    authorized, 12,253 shares issued and
    outstanding at December 31, 2006 and June
    30, 2006                                        18,528     18,503
  Accumulated other comprehensive loss                (134)      (395)
  Retained earnings                                 23,725     24,750
                                               ------------ ----------
    Total shareholders' equity                      42,119     42,858
                                               ------------ ----------

    Total liabilities and shareholders' equity     $44,549    $45,399
                                               ============ ==========



    CONTACT: Qualstar Corporation
             Andrew Farina, Vice President & CFO, (805) 583-7744 afarina@qualstar.com or
             Financial Relations Board
             Lasse Glassen, (310) 854-8313
             lglassen@frbir.com